EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated for reference purposes and entered into as of December 1, 2005 (the “Effective Date”), by and between Bank of Internet USA, a federal savings bank (the “Bank”), having a principal place of business at 12777 High Bluff Drive, Suite 100, San Diego, CA 92130, and Terry M. Harris (the “Executive”), whose address is 427 Rosario Lane, White Lake, Michigan 48386. Bank and Executive are sometimes collectively referred to in this Agreement as the “Parties.” As used in this Agreement, the term “Effective Date” means the date this Agreement becomes effective.

RECITALS

1.     Bank desires to employ Executive and avail itself of his skill, knowledge and experience in the management of Bank's business.

2.     The Parties desire to set forth in this Agreement the terms of Executive's employment by Bank.

The Parties therefore agree as follows:

A.	TERM OF EMPLOYMENT

Bank employs Executive to perform the duties described in this Agreement, and Executive accepts such employment, for a term of one year commencing on the Effective Date and ending on the day preceding the one year anniversary of the Effective Date, except (i) that the Term of this Agreement shall be renewed without further notice for a one year period commencing on the annual anniversary date of the Effective Date (the “Anniversary Date”) and on each subsequent Anniversary Date following any such one year period of employment, and (ii) this Agreement may be terminated prior to the end of such Term by Bank or Employee in accordance with and subject to the terms of Paragraph F. (Termination) of this Agreement, including, but not limited to, Paragraph F.2.a providing Executive with Severance Payment (as defined therein) upon termination of this Agreement by Bank other than for cause. When used in this Agreement, “Term” shall refer to the entire period of employment of Executive by Bank under this Agreement.

B.	DUTIES OF EXECUTIVE

Subject to the powers and directions of the policies, procedures and directives of the board of directors, as adopted and modified from time to time, Executive shall perform the duties and shall have the titles of “Vice President and Chief Credit Officer.” During the Term, Executive shall perform exclusively for Bank the services contemplated in this Agreement to be performed by Executive, faithfully, diligently and to the best of Executive's ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and regulations and the Bank's federal stock charter and bylaws. Except as permitted by the prior written consent of Bank's board of directors, Executive shall devote Executive's entire working time, ability and attention to the business of Bank during the Term.

C.	COMPENSATION

1.    Base Salary.  In consideration of Executive's services to be performed under this Agreement and commencing as of the Effective Date, Bank shall pay or cause to be paid to Executive a base salary at the rate of $150,000 per annum, payable in equal installments in conformity with Bank's normal payroll periods. Executive's salary shall be reviewed by the board of directors from time to time at its discretion and Executive shall receive such salary increases, if any, as the board of directors, in its sole discretion, shall determine.

                2.    Pre-Tax Net Income Benefit.  The Bank has advised the Executive that at the time this Agreement is being entered into the Compensation Committee of the Board of Directors is committed to developing a new benefit program for senior executives based on the pre-tax net income of the Bank and that the full Board of Directors expects to adopt such new program in due course prior to the end of the current fiscal year (the “New Pre-Tax Net Income Benefit”). The Bank has further advised Executive that the current benefit for senior executives based on pre-tax net income of the Bank will result in no pre-tax net income benefit for such senior executives for the Bank’s fiscal year ending June 30, 2006, and that even if the Executive were to commence participating as of the Effective Date in the current program on the same basis as such senior executives, Executive would not receive any pre-tax income benefit for the Bank’s fiscal year ending June 30, 2006. Executive understands and agrees that no benefit based on pre-tax net income of the Bank for the Bank’s fiscal year ending June 30, 2006 will be paid under this Agreement. When adopted, Executive shall be entitled to participate in the New Pre-Tax Net Income Benefit on the same basis generally as the other senior executive officers of the Bank and specifically, Executive shall participate in the New Pre-Tax Net Income Benefit on the same basis as the Chief Financial Officer of the Bank. Upon request the Bank shall provide to Executive copies of the current pre-tax net income benefit available to senior executives of the Bank and when adopted by the Board of Directors, the Bank shall deliver to Executive a true and correct copy of the New Pre-Tax Net Income Benefit.

D.	EXECUTIVE BENEFITS

1.    Vacation.  Executive shall be entitled to vacation as prescribed in the Bank's Employee Manual maintained on the Bank's Intranet. In the event this Agreement is terminated pursuant to Paragraph F.2, Bank reserves the right to require Executive to take any unused vacation time prior to the Date of Termination (as defined in Paragraph F.2).

2.     Directors and Officers Liability Insurance.  Bank shall provide for Executive, at Bank's expense, coverage under a directors and officers liability insurance policy in such amounts and on such terms as may be approved by Bank's board of directors and as may be consistent with such coverage provided by Bank for its other officers and directors.

3.     Group Insurance Benefits and Death Benefit.  Executive shall participate in all group insurance plans provided by Bank for all of its senior executive officers at Bank's expense to the same extent and on the same terms as Bank's other senior executive officers. Throughout the Term, the Bank shall provide at its sole cost a death benefit on the life of Executive in an amount equal to three times Executive's then-current annual salary, subject to Executive’s qualification for and the Bank’s purchase of Bank-owned life insurance.

4.    Stock Options.  As of the Effective Date, BofI Holding, Inc. a Delaware corporation (“Holding”), the sole shareholder of Bank, shall grant to Executive stock options pursuant to the BofI Holding, Inc. 2004 Stock Incentive Plan (the “Plan”) and as memorialized in a Stock Option Award Agreement and Notice of Stock Option Award (the “Award Agreement”), to be dated effective as of the Effective Date (the “Grant”). The Award Agreement evidencing the Grant shall provide for, among other things, the grant to Executive of 20,000 stock options with an exercise price equal to the per share fair market value of the common stock of Holding on the date of the Grant and which shall vest over a four year period commencing on the Effective Date as described in the Award Agreement. Notwithstanding the terms of the Plan, in the event that the Bank terminates Executive under this Agreement for any reason other than for cause pursuant to Paragraph F.1 or in the event Executive's death or disability causes the termination of this Agreement, all of Executive's stock options issued pursuant to the Grant and any subsequently issued grant of stock options under the Plan, including all stock options held by Executive that are not otherwise vested at such time, shall become fully vested and Executive may exercise such vested stock options, in whole or in part, at any time within the terms of the Plan. In the event that Executive terminates this Agreement, Executive shall be entitled to exercise only those stock options that are vested as of the Date of Termination (as defined in Paragraph F.2, below), and may be exercised within a three month period in accordance with the Plan. Neither Bank nor Holding shall enter into any transaction during or after the Term that would have the effect of canceling any of Executive's issued under the Grant.

5.    Retirement, Profit Sharing and Other Plans.  Executive shall be entitled to participate in any retirement plans, profit-sharing plans, salary deferral and other deferred compensation plans, medical expense reimbursement plans and other similar plans that Bank may establish with respect to all employees; provided, however, that nothing herein shall require Bank to establish or maintain any of such plans.

E.	BUSINESS EXPENSES AND REIMBURSEMENT

1.     Business Expenses.  In addition to Bank's payment or reimbursement of costs of the type described in Paragraph E.2, Bank shall pay or reimburse Executive for any ordinary and necessary business expenses incurred by Executive in the performance of his duties and in acting for or on behalf of Bank during the Term, provided that: (a) each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Bank as a business expense and not as deductible compensation to Executive, (b) Executive furnishes to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures and deductible business expenses of Bank, and (c) Executive's expense reimbursement reports are submitted for approval in accordance with Bank's internal policies.

2.    Additional Expenses.  Bank shall pay or reimburse Executive for the costs and expenses set forth below, subject to the following requirements: (i) Executive shall comply with the Bank's expense payment or reimbursement guidelines and procedures as the Bank may amend such guidelines and procedures or may adopt new guidelines and procedures from time to time, and (ii) prior to the Bank becoming liable for any expenses or reimbursement relating to equipment, publications, education, training or professional organizations pursuant to subparagraphs a. through f., below, any such expenses or reimbursement shall be approved by Bank's board of directors or any committee or person authorized by the board of directors to grant such approval, in advance of incurring any such expenses. Subject to such prior approval of incurring expenses or reimbursement and to compliance with Bank's payment or reimbursement procedures, Bank's obligation to make any such payment or reimbursement pursuant to this paragraph shall not be contingent on whether or to what extent a particular expense may constitute a deductible business expense of Bank or be excludable from Executive's taxable compensation.

a.    Automobile Allowance.  Standard business mileage reimbursement will be provided to Executive.

b.    Parking.  Bank shall pay or reimburse Executive for his reasonable automobile parking expenses during the Term.

c.    Equipment.  Bank shall pay or reimburse Executive for costs incurred by Executive during the Term for a digital cellular telephone (including the initial purchase price and connection charges as well as all business-related air charges), and other equipment as needed. Such equipment shall be the property of the Bank and upon termination of this Agreement for any reason, all of such equipment shall be returned to Bank, as more particularly provided in Paragraph G.3.

d.    Publications.  Bank shall reimburse Executive for the costs incurred by Executive during the term for subscriptions to business-related periodical publications that Executive reasonably considers useful and relevant to the discharge of his duties for Bank.

e.    Education and Training.  Bank shall pay for or reimburse Executive for costs incurred by Executive during the Term for attending business-related seminars, training programs, conferences and conventions that Executive reasonably considers useful and relevant to the discharge of his duties to Bank.

f.    Professional Organizations.  Bank shall pay for or reimburse Executive for costs incurred by Executive during the Term for membership fees and dues of professional organizations that Executive reasonably considers useful and relevant to the discharge of his duties for Bank.

g.    Relocation and Transition Costs.  The Bank shall pay the sum of $20,000 for the cost of moving and home sale expenses pertaining to relocating Executive and his family to the San Diego area. Such amount shall be paid in two installments of $10,000 each: (i) the first installment of $10,000 shall be paid within 30 days of the Effective Date, and (ii) the second installment of $10,000 shall be paid within 30 days after Executive gives the Bank notice that Executive’s current residence in White Lake, Michigan has been sold and that Executive’s immediate family has completed their permanent move to the San Diego area. In addition, during the time that Executive’s immediate family remains resident in Michigan, Executive shall be reimbursed for the actual cost of air fare for up to three round trips between San Diego, California and Detroit, Michigan at the air fare rate that would be charged for such trips at such time by Southwest Airlines.

F.	TERMINATION

1.    Termination for Cause.  Bank may terminate this Agreement for cause at any time without advance notice and without further obligation or liability to Executive, by action of Bank's board of directors:

a.    If Executive materially fails to perform his duties in a satisfactory manner or habitually neglects his duties; provided, however, that before any termination pursuant to this subparagraph a. shall become effective, (i) Bank shall have given Executive written notice setting forth the specific grounds for termination (“Warning Notice”), (ii) Bank shall have met and informed Executive of the grounds for termination, of the extent and nature of his unsatisfactory or negligent performance and of what Executive must do to correct such deficiencies, and (iii) Executive shall have been afforded a reasonable opportunity over a period of not less than forty-five (45) days from the date of the Warning Notice to correct the unsatisfactory or negligent performance described in the Warning Notice to the satisfaction of the board of directors, provided, however, that Executive shall be terminated at the end of such period if Executive fails to correct his deficient performance in the manner prescribed by and to the reasonable satisfaction of the board of directors;

b.    If Executive is convicted of illegal activity which materially adversely affects Bank's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duties as determined by the board of directors, in good faith;

c.    If Executive commits any act which causes termination of coverage under Bank's Bankers Blanket Bond as to Executive, as distinguished from termination of coverage as to Bank as a whole;

d.    If Executive dies;

e.    If Executive is found to be physically or mentally incapable of performing Executive's duties for a consecutive period of 90 days or greater by the board of directors, reasonably and in good faith. Termination pursuant to this subparagraph e. shall become effective immediately on written notice of termination given by Bank to Executive after the expiration of such 90-day period;

f.    If Bank is closed or taken over by any of the bank regulatory authorities having jurisdiction over Bank's activities; or

g.    If any bank regulatory authority should successfully exercise its cease and desist powers to remove Executive from office.

The Parties understand and agree that notwithstanding anything to the contrary contained in this Agreement: (1) this Agreement is subject to the requirements and terms set forth in the regulations of the Office of Thrift Supervision (“OTS”) contained in 12 C.F.R. Section 563.39; (2) specifically, without limitation, the required provisions set forth in 12 C.F.R. Section 563.39(b) are incorporated by reference in this Agreement as if set forth in full; (3) to the greatest extent possible, this Agreement shall be interpreted so as to be consistent with said regulation; and (4) in the event of conflict or inconsistency between the terms of this Agreement and said regulation, the required provisions of said OTS regulation shall supersede any inconsistent or conflicting provisions of this Agreement. The termination of this Agreement for any of the reasons set forth in 12 C.F.R. Section 563.39(b) shall be considered termination for cause pursuant to this Paragraph F.1.

2.    Termination at Will.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated by either party at any time upon 30 days' written notice of termination to the other Party (“Notice of Termination”). As used in this Paragraph F.2, “Date of Termination” means the thirtieth (30th) day following the date on which Notice of Termination is given.

a.    Termination by Bank.  In the event Bank elects to terminate this Agreement by giving Notice of Termination prior to the expiration of the Term, Executive shall be entitled to compensation from Bank as follows: (i) Bank shall pay Executive his normal compensation then in effect through the Date of Termination; and (ii) Bank shall pay to Executive a severance payment equal to his then-current base monthly salary, multiplied by 12 (the “Severance Payment”), which amount shall be paid by the Bank in either of the following two ways, in the sole discretion of the board of directors: (A) the Bank may pay the Severance Payment in 12 equal installments during the succeeding 12 month period beginning on the Date of Termination (the “Severance Period”) in conformity with Bank's normal payroll periods, or (B) the Bank may pay the Severance Payment in one lump sum, subject to such withholding and other deductions as may be required by applicable law. In addition, Executive shall be entitled to the continuation of the group insurance benefits provided under Paragraph D.3, subject to Executive's reasonable cooperation with Bank, until the first to occur of: (x) the expiration of the Severance Period, or (y) Executive's commencement of work for a new employer that provides group medical insurance benefits to Executive. Executive's acceptance of new employment or earnings from other sources during the Severance Period shall not affect Bank's obligation to make the Severance Payment as provided above. At any time between Bank giving Executive Notice of Termination and the Date of Termination, Bank, in its sole discretion, may direct Executive to cease performing services for Bank or to absent himself from Bank's premises and operations, provided that Bank shall nonetheless compensate Executive as provided above.

b.    Termination by Executive.  In the event Executive elects to terminate this Agreement by giving Notice of Termination prior to the expiration of the Term, Executive shall be entitled to such compensation as may be due and payable to him through and including such Date of Termination, but Executive shall not be entitled to any other compensation except as may be required by law or by written agreement, including this Agreement and the Deferred Comp Plan.

3.    Effect of Termination.  In the event of the termination of this Agreement prior to the completion of the Term for any of the reasons specified in Paragraphs F.1 and F.2, Executive shall be entitled to the compensation earned by Executive prior to the Date of Termination, as provided in this Agreement, computed pro rata up to and including the Date of Termination, but Executive shall not be entitled to any further compensation or other benefits for services rendered after the Date of Termination, except as otherwise set forth in this Agreement. As used in this Paragraph F.3, “Date of Termination” includes the effective date of any termination, whether pursuant to Paragraph F.1 or F.2.

G.	GENERAL PROVISIONS

1.    Solicitation of Customers and Employees.  For any period during which Executive receives any salary from Bank and for a one year period following any termination of Executive from Bank, Executive shall not solicit any customers or employees of Bank to move their banking or employment relationships from Bank. Nothing in this Agreement shall preclude Executive from any mass solicitation to groups and individual follow-up solicitations of persons or businesses named in any list or data base not specifically related to or previously defined by the Bank, even though the names of certain Bank customers may appear in such list or data base.

2.    Indemnification.  Contemporaneous with the parties entering into this Agreement, Holding and Executive shall enter into the Indemnification Agreement in the form attached to this Agreement as Exhibit A.

3.    Return of Property.  Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, equipment and other materials and property used and/or developed by Bank or Executive (whether on his personal time or while performing services for the Bank) during the Term (“Preparatory Work”) are the sole property of Bank, and that Executive has no right, title or interest in such property. Executive further agrees that, subject to the execution of this Agreement, all Preparatory Work is the sole property of Bank, and that Executive has no right, title or interest, legal or beneficial, in such Preparatory Work or in any benefits that may arise from such Preparatory Work. Upon termination of this Agreement for any reason, Executive or Executive's representative shall promptly deliver possession of all of said property to Bank in original or good, operating condition, normal wear and tear excepted.

4.    Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be considered to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when delivered to a generally recognized overnight courier service (such as, for example, Federal Express or United Parcel Service) addressed to the Party at such Party's address appearing at the beginning of this Agreement. Either Party may change its address by written notice in accordance with this paragraph.

5.    Benefit of Agreement; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, administrators, successors and assigns. This Agreement is for the personal services of Executive and may not be assigned by Executive.

6.    Applicable Law.  Except to the extent governed by the laws of the United States, this Agreement is to be governed by and construed under the laws of the State of California.

7.    Captions and Paragraphs Headings.  Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in constructing it.

8.    Invalid Provisions.  Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

9.    Entire Agreement.  This Agreement contains the entire agreement of the Parties. It supersedes any and all other agreements or understandings, whether oral or written, between the Parties with respect to the employment of Executive by Bank. The terms of this Agreement in Paragraph D.4 applicable to stock options supersede the terms of the Plan or any agreement between the Parties to the extent the terms of the Plan and any other agreement are inconsistent with the terms of Paragraph D.4. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may be modified or amended only in a written document signed by the party against whom enforcement is sought. The amendment or other modification of the Plan or other any other agreement generally applicable to the grant of stock options or issuance of stock options by Holding to employees, including Executive, will not supersede the terms of this Agreement pertaining to stock options without the express written approval of the Parties contained in a writing expressly stating its intent to supersede the specific terms of this Agreement applicable to stock options. Additionally, terms of this Agreement will prevail in any conflicts with other agreements.

10.    Attorney's Fees.  Each party shall bear his or its own attorneys' fees and costs incurred in connection with the negotiation, preparation and delivery of this Agreement. However, if any action is instituted to enforce or interpret any of the obligations set forth in this Agreement, the prevailing party(ies) shall be entitled to recover its (their) reasonable attorneys' fees and costs incurred in connection with the enforcement or interpretive action.

11.    Trade Secrets.  To the extent that during the Term Bank develops any trade secrets, as that term is defined under California law, the Parties agree that such trade secrets belong to and are the property of the Bank. Executive agrees that for a period of one year after the termination of this Agreement. Executive shall not disclose any of Bank's trade secrets, directly or indirectly, or use them in any way in contravention of the rights of the Bank to such trade secrets.

12.    Accounting Principles.  Wherever in this Agreement, including any exhibit hereto, there is a reference to or need to use or rely upon accounting principles and procedures, such accounting principles and procedures shall be those used by the Bank in the preparation and filing of its reports of financial condition and operations in the form of Thrift Financial Reports, as filed with the Office of Thrift Supervision in the ordinary course (“TFRs”). By way of example, such items as Total Assets and loan loss reserves shall be computed as they are computed for purposes of reporting such information in the Bank's TFRs.

The Parties execute this Agreement on December 7, 2005, as of the Effective Date first above written.

EXECUTIVE:	BANK OF INTERNET USA
a federal savings bank

/s/ Terry M. Harris	By:	/s/ Gary Lewis Evans
Terry M. Harris	Name:	Gary Lewis Evans
	Title:	President & CEO

CONSENT OF BOFI HOLDING, INC.

By execution of this Agreement below, BofI Holding, Inc., a Delaware corporation, consents to and agrees to perform its obligations under Paragraph D.4.
BofI Holding, Inc.

By:	/s/ Gary Lewis Evans
Gary Lewis Evans, President & CEO